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                                                                    EXHIBIT 23.4

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts", in the Proxy Statement of The Ackerley Group, Inc. that is made a part of the Registration Statement on Form S-4 and related Prospectus of Clear Channel Communications, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated February 9, 2001, with respect to the consolidated financial statements of The Ackerley Group, Inc. included in The Ackerley Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Seattle, Washington
November 29, 2001